Exhibit 10.1

January 26, 2021

Rosalind Gates Brewer

4126 Conway Valley Rd NW Atlanta, Georgia 30327

Dear Roz,

We are pleased to offer you the position of Chief Executive Officer of Walgreens Boots Alliance, Inc. (“WBA” or the “Company”), reporting to the Board of Directors of WBA and hope you will find your employment with WBA both challenging and rewarding. You shall also be appointed to the Board of Directors effective March 15, 2021. We look forward to you joining our team. The terms of this offer are subject to the final approval of the Compensation and Leadership Performance Committee of the Board of Directors of WBA, which shall be sought at the Board meeting to be scheduled following the agreement to the terms herein. Below are the terms of your offer:

Base Salary. Your salary will be at the annualized rate of $1,500,000, less all applicable tax withholdings and benefit deductions—paid monthly in accordance with our salaried employee payroll cycle. The Board shall review your salary at least annually and shall adjust your salary consistent with the Company’s pay for performance practices based on your performance.

Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the WBA corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 200% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation and Leadership Performance Committee of the WBA Board of Directors.

Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2021 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation and Leadership Performance Committee of the WBA Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $11,000,000 annually. You will receive your first awards on the next annual grant date following your hire date, subject to approval by the Compensation and Leadership Performance Committee of the WBA Board of Directors. As shown below, the current allocation among the two types of awards is roughly 25% in stock options, 25% in restricted stock units and 50% in performance shares. In making award decisions each year, the Compensation and Leadership Performance Committee considers target award levels, budget levels, relative individual performance, and other factors. Subject to the discretion and approval of the Compensation and Leadership Performance Committee, you will receive your first awards on November 1, 2021.

Stock Options: Stock options are currently awarded annually. Stock options provide you with the right to purchase shares at a future vesting date at a set exercise price. The exercise price is the closing price of WBA stock on the date of grant. Subject to continued employment, stock options vest 1/3 per year over a three-year period and then you have up to 10 years from the date of grant to choose to exercise the right to purchase the shares. Stock options currently make up 25% of your total annual target award value described above.

Restricted Stock Units: Restricted stock units (RSUs) are also awarded annually. RSUs provide you with units of stock that are converted to shares at vesting and appreciate in value as the stock price increases. Subject to continued employment, 1/3 of the award vests each year for three years after the grant date, and the vested RSUs are settled in shares of WBA stock. RSUs currently make up 25% of your total annual target award value described above.

Performance Shares: Performance shares are stock awards that are contingent upon the performance of the Company. You are awarded a number of “contingent shares” on the date of grant, and then a percentage of these contingent shares are earned and settled in shares of WBA stock at the end of a three-year period, based on the performance of the Company over that period, and subject to your continued employment. Performance shares currently make up 50% of your total target award value described above.

The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.

Other Employee Benefits. See the attached “Overview of Management Benefits,” briefly describing the WBA employee benefits that are applicable.

Relocation. You will be eligible for relocation benefits in accordance with Company policy for executives. In addition to our Company provided benefits, you will receive relocation services with an assigned concierge at your disposal to ensure a smooth process. We understand that you will require flexibility in the transition due to both personal circumstances as well as the current COVID situation. We will accordingly provide increased personal use of the corporate jet to a maximum of 50 hours per year during your tenure as CEO (measured on the anniversary of your date of hire). You will also have use of the corporate jet for business purposes as needed.

Other Compensation. In consideration for your overall benefit package with your prior employer and prior Board of Directors’ role, you will receive the following sign-on incentives:

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Special Long-Term Incentive Award: A one-time award of Performance Shares and RSUs equal in total economic value to $20,200,000, divided equally among the two vehicles. This special award will be granted on your date of hire. The RSUs will vest 1/3 on each of the first, second and third anniversaries of the date of grant. The Performance Shares will vest at the end of the three-year performance period FY 2021-2023 and subject to Company performance for that same performance period. This award will be subject to the terms and conditions of the WBA 2021 Omnibus Incentive Plan and the applicable award agreements, subject to the terms and conditions stated herein; provided, however, that the awards granted pursuant to this paragraph shall, in addition, vest in full on a termination without Cause or resignation for Good Reason. (as defined in the Company’s Executive Severance and Change in Control Plan).

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Special Cash Payment: A one-time sign-on/retention bonus of $4,500,000. This will be paid as soon as practicable following your first day of employment and will be subject to normal tax withholdings. This payment will be subject to the terms and conditions of a retention bonus agreement that you will be required to sign as a condition to this benefit. In particular, this agreement will spell out that if you voluntarily leave the Company without Good Reason) or you are involuntarily terminated for cause within two years of the payment date you will be required to reimburse the Company for the full amount of the net payment.

Non-Compete. As a condition to this offer of employment, and in consideration of your employment with the Company and certain compensation and benefits provided hereunder, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment a copy of which is attached as Appendix A. A similar agreement may also be included as part of stock option award agreements.

Entire Agreement. This offer letter (including all appendixes and annexes hereto) constitute the full and entire understanding and agreement between you and the Company with regard to the subject matters hereof and thereof and supersede all prior understandings and agreements, written or oral, relating to the matters set forth herein and therein (including any prior offer letters, whether draft or final, executed or unexecuted).

Your start date is March 15, 2021. On your first day, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.

Our offer of employment will remain open for seven days from the date of this letter, and is contingent on your passing a pre-employment applicant background check and a pre-employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1-800-877-7484 or at questdiagnostics.com. Enclosed are the “Forensic Drug Testing Custody and Control Form” and the “Drug Test Consent/Release Form”. Please complete and return the consent/release form with the offer letter. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.

If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for Walgreens. Failure to comply can result in the rescission of this offer or termination of employment.

You will be subject to and covered by any general indemnification policy, by-law, or procedure maintained by the Company at all times during your employment and shall be a named insured under the D&O policy.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time.

If you have any questions please call me. Sincerely,

/s/ James A. Skinner

James A. Skinner

Executive Chairman Walgreens Boots Alliance, Inc.

Enclosures

cc:	N. Schlichting

S. Pessina

K. Wilson-Thompson

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name:	/s/ Rosalind G. Brewer	Date:	29 January 2021